Wowjoint Holdings Limited Announces Termination of Warrant Exchange Offer

BEIJING, November 26, 2012 -- /PRNewswire-Asia/ -- Wowjoint Holdings Limited (OTCQB: BWOWF, BWOWWF and BWOWUF) ("Wowjoint" or the "Company"), China's innovative infrastructure solutions provider of customized heavy duty lifting and carrying machinery, today announced the termination of its previously announced exchange offer (the "Offer") for its 7,700,642 outstanding warrants (the "Warrants"). No warrants were exchanged for ordinary shares pursuant to the Offer, and all warrants tendered to the Company will be promptly returned. The Company will consider alternatives for enhancing warrant holder value.

This announcement is for informational purposes only and does not constitute an offer to exchange nor a solicitation of an offer to tender any Warrants.

About Wowjoint Holdings Limited

Wowjoint is a leading provider of customized heavy duty lifting and carrying machinery used in large scale infrastructure projects such as railway, highway and bridge construction. Wowjoint's main product lines include launching gantries, tyre trolleys, special carriers and marine hoists. The Company's innovative design capabilities have resulted in patent grants and proprietary products. Wowjoint believes it is well-positioned to benefit directly from China's rapid infrastructure development by leveraging its extensive operational experience and long-term relationships with established blue chip customers. Information on Wowjoint's products and other relevant information are available on its website at http://www.wowjoint.com.

Forward-Looking Statements

This press release includes "forward-looking statements" which were intended to be identified by words such as "expect," "estimate," "project," "budget," "forecast," "anticipate," "intend," "plan," "may," "will," "could," "should," "believes," "predicts," "potential," "continue," and similar expressions. Forward-looking statements in this press release include matters that involve known and unknown risks, uncertainties and other factors that may cause actual results, levels of activity, performance or achievements to differ materially from results expressed or implied by this press release. Wowjoint undertakes no obligation and does not intend to update these forward-looking statements to reflect events or circumstances occurring after the date of this communication. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this communication. All forward-looking statements are qualified in their entirety by this cautionary statement. All subsequent written and oral forward-looking statements concerning Wowjoint or other matters and attributable to Wowjoint or any person acting on their behalf are expressly qualified in their entirety by the cautionary statements above. Wowjoint does not undertake any obligation to update any forward-looking statement, whether written or oral, relating to the matters discussed in this news release.

For additional information contact:

Wowjoint Holdings:

Aubrye Foote, Vice President of Investor Relations

Tel: (530) 475-2793

mail: aubrye@wowjoint.com

Website: www.wowjoint.com